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                                                                    EXHIBIT 99.1


                               FOOT LOCKER, INC.

                                  NEWS RELEASE
                                  ------------


                                                       CONTACT: Peter D. Brown
                                                       Vice President, Treasurer
                                                       and Investor Relations
                                                       Foot Locker, Inc.
                                                       (212) 720-4254

          FOOT LOCKER, INC. REPORTS FOURTH QUARTER AND FULL YEAR SALES

                 o  Fourth Quarter Total Sales Increased 9.8 Percent
                 o  Fourth Quarter Comparable Store Sales Increased 3.9 Percent
                 o Fourth Quarter Earnings expected to be at the high end of our previously stated range of $0.41-to-$0.45 Per Share

NEW YORK, NY, February 5, 2004 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended January 31, 2004 of $1,333 million, versus $1,214 million in the comparable period last year, an increase of 9.8 percent. Comparable store sales for the Company's 2003 fourth quarter increased 3.9 percent.

For the 52-week period ended January 31, 2004, sales increased 6.0 percent to $4,778 million, from $4,509 million in the Company's corresponding period last year. For the same 52-week period, comparable store sales decreased 0.5 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 52-week reporting periods increased 5.6 percent and 2.2 percent, respectively.

"We are pleased with our fourth quarter sales results, which were in line with our initial expectations," stated Matthew D. Serra, Foot Locker, Inc.'s Chairman and Chief Executive Officer. "Sales were particularly strong in our Foot Locker stores in the United States, which benefited from exciting new products from our suppliers. We currently expect our 2003 fourth quarter earnings to be at the high end of our previously stated range of $0.41-to-$0.45 per share."

Foot Locker, Inc. plans to report its fourth quarter and full year 2003 results on Tuesday, March 2, 2004. A conference call is scheduled for Wednesday, March 3, 2004 at 10:00 a.m. ET to discuss these results and provide guidance with regard to its earnings outlook for 2004. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m., Monday, March 8, 2004. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker Inc.'s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,600 athletic retail stores in 16 countries in North America, Europe and Australia. Through its Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, and the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.


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        Foot Locker, Inc., 112 West 34th Street, New York, New York 10120